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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Amgen Inc. for the registration of $3.95 billion zero coupon senior Liquid Yield Option Notes due 2032 (the "LYONS") and the registration of 34,997,395 shares of its common stock issuable upon conversion of the LYONS and to the incorporation by reference of our report dated January 22, 2002 (except for Note 16 as to which the date is March 8, 2002), with respect to the consolidated financial statements of Immunex Corporation included in the Current Report (Form 8-K) dated May 16, 2002 of Amgen Inc., filed with Securities and Exchange Commission.

                                          /s/  ERNST & YOUNG LLP

Seattle, Washington
May 21, 2002